Exhibit 99.1

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Chief Accounting Officer and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ANNOUNCES Q3 RESULTS
REVENUES UP 23%, EARNINGS UP 68% YEAR OVER YEAR

     HILLSBORO, OR — October 28, 2004 — RadiSys Corporation (Nasdaq: RSYS), a leading supplier of advanced embedded systems, reported revenues of $61.7 million for the quarter ended September 30, 2004, a 23% increase from the same period last year. Net income for the quarter was $3.8 million, or $.20 per diluted share, versus net income of $2.3 million, or $.12 per share, a year ago.

     The Company continues to generate positive cash flow from operations and increased total cash and investments to $188.9 million from $181.4 million as of last quarter. Cash cycle time hit a new low this quarter of 43 days versus 47 days last quarter. The results for the third quarter also include a $428 thousand restructuring charge associated with the elimination of 14 positions in the Company’s Birmingham, UK office. The Company plans to integrate these operations into other existing RadiSys locations and believes that this consolidation further facilitates its ability to provide more integrated platform solutions to its customers.

     The Company also recently announced its ongoing commitment to the AdvancedTCA® (Advanced Telecom Computing Architecture) market with its expanded Promentum™ family of AdvancedTCA-compliant products and new RadiSys Alliance Partner program. The Company’s AdvancedTCA strategy is based on its success as a proven strategic supplier of tested modular platforms with significant platform-level product already field deployed and carrying service. These types of platforms enable TEMs (Telecom Equipment Manufacturers) to reduce the cost and time required to bring new communications systems to market. The Promentum™ product family is comprised of integrated, carrier grade blade-server and network element solutions that address control plane and data plane applications. In addition, the RadiSys Alliance Partner program enables the Company to broaden the scope and value of its solutions through a set of leading ecosystem partners.

     “We delivered another solid quarter both strategically and operationally,” stated Scott Grout, CEO. “Our wireless infrastructure business continues to be strong, which enabled us to deliver revenue and earnings growth despite some softening within some of our enterprise markets. We underscored our commitment to the AdvancedTCA market by announcing our Promentum™ family of products as well as the RadiSys Alliance Partner program. We also continued to make meaningful progress in our globalization efforts, including the expansion of both our China development center and our manufacturing outsourcing initiative.”

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

     Commenting on the outlook, Scott Grout, CEO, said, “We currently expect to see fourth quarter revenues in the range of $62 to $64 million. Included in the revenue guidance for the fourth quarter is a $1.4 million end of life component inventory sale to one of our major customers. The inventory sale will be recorded as revenue and will not generate any gross profit, as the inventory will be sold at cost. While we continue to experience growth in our wireless revenue, our enterprise market continues to show some softening. Diluted earnings per share for the fourth quarter, excluding restructuring charges, are currently expected to be between $.16 and $.18.”

     Included in the estimated calculation of earnings per share for the fourth quarter are an additional 4.2 million diluted shares associated with the Company’s senior convertible notes. Earlier this month, the Financial Accounting Standards Board (FASB) adopted a rule that eliminates the favorable accounting treatment associated with the contingent convertible feature included in the Company’s senior convertible notes. The rule takes effect in the fourth quarter and therefore the Company will report full dilution associated with the senior convertible notes in the fourth quarter. Including the additional 4.2 million shares in the Company’s results for the first three fiscal quarters of 2004 would have resulted in diluted earnings per share of $.13, $.16, and $.17 per share, totaling $.46 per share for the nine months ended September 30, 2004.

     The Company currently expects to record a restructuring charge in the fourth quarter to continue its alignment of skills required to develop, market, sell, and support more advanced embedded platforms and solutions. The expected restructuring will also include a reduction in the Company’s internal manufacturing operations given the positive progress by the Company on its global manufacturing outsourcing initiative. The restructuring charge is expected to include severance expense for 55 to 65 employees and is estimated to be between $1 million to $1.5 million, which will be paid out in the next two quarters. The Company expects to continue hiring new employees to expand the skills necessary to execute on its’ stated strategy.

     In closing, Mr. Grout stated, “We continue to see growing interest by our customers for turn-key, embedded platforms and will continue to deploy our investments and align our resources to position us to seize these opportunities in our end markets. We are focused on providing more advanced and more integrated embedded solutions that enable our customers to bring better products to market, faster and more economically.”

     RadiSys will provide more details about the reported results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-800-362-0571, password is RadiSys, or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through December 9, 2004 at 1-888-566-0186 or via audio webcast at www.radisys.com.

     RadiSys (Nasdaq: RSYS) is the leading provider of advanced embedded solutions for the commercial, enterprise, and service provider systems markets. Through intimate customer collaboration, and combining innovative technologies and industry leading architecture, RadiSys helps OEMs bring better products to market faster and more economically. RadiSys products include embedded boards, platforms and systems, which are used in today’s complex computing, processing and network intensive applications.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.

     Promentum and RadiSys are registered trademarks. All other products are trademarks or registered trademarks of their respective companies

# # #

This press release contains forward-looking statements, including (i) the statements about the Company’s guidance for the fourth quarter, particularly with respect to anticipated revenues and earnings, (ii) the amount, nature, and timing of possible restructuring charges, and (iii) the Company’s AdvancedTCA strategy and the customers demand and success in use of such technology. Actual results could differ materially from those projected in these forward-looking statements as a result of a number of risk factors, including the risks associated with the development of emerging technologies, such as AdvancedTCA, and the market acceptance of such technologies, the cyclical nature of our customers’ businesses; the Company’s dependence on a few customers; schedule delays or cancellations in new products; the Company’s dependence on a few suppliers; intense competition; execution of the development or production ramp for new products; political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations; the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others; disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2003 and in the RadiSys Quarterly Reports on Form 10-Q filed with the SEC each fiscal quarter, copies of which may be obtained by contacting the Company’s investor relations department at 503-615-7797 or at the Company’s investor relations website at http://www.radisys.com. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

All information in this release is as of October 28, 2004. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RadiSys Corporation
Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$114,424	$149,925
Short-term investments, net	38,608	44,456
Accounts receivable, net	40,862	32,098
Other receivables	1,823	49
Inventories, net	21,155	26,092
Other current assets	2,246	2,778
Deferred tax assets	6,276	6,898

Total current assets	225,394	262,296
Property and equipment, net	13,926	14,584
Goodwill	27,521	27,521
Intangible assets, net	4,725	6,437
Long-term investments, net	35,850	30,992
Long-term deferred tax assets	21,606	21,911
Other assets	2,709	1,821

Total assets	$331,731	$365,562

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,143	$21,969
Accrued wages and bonuses	4,504	4,868
Accrued interest payable	584	1,577
Accrued restructuring and other charges	693	2,820
Other accrued liabilities	8,233	8,738

Total current liabilities	43,157	39,972

Long-term liabilities:
Convertible senior notes, net	97,115	97,015
Convertible subordinated notes, net	9,856	67,585

Total long-term liabilities	106,971	164,600

Total liabilities	150,128	204,572

Shareholders’ equity :
Common stock — no par value, 100,000 shares authorized; 19,122 and 18,274 shares issued and outstanding	176,980	166,445
Accumulated earnings (deficit)	1,481	(8,694)
Accumulated other comprehensive income:
Cumulative translation adjustments	3,142	3,239

Total shareholders’ equity	181,603	160,990

Total liabilities and shareholders’ equity	$331,731	$365,562

RadiSys Corporation
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$61,746	$50,162	$183,114	$147,464
Cost of sales (a)	41,660	34,083	124,188	100,235

Gross margin	20,086	16,079	58,926	47,229
Research and development (b)	7,045	5,705	20,524	16,978
Selling, general, and administrative (c)	7,722	6,560	23,083	19,891
Intangible assets amortization	515	765	1,712	2,295
Restructuring and other charges (reversals)	428	—	(430)	1,829

Income from operations	4,376	3,049	14,037	6,236
(Loss) gain on repurchase of convertible subordinated notes	—	—	(387)	825
Interest expense	(545)	(1,151)	(3,020)	(3,511)
Interest income	802	574	2,430	1,933
Other expense, net	(289)	(202)	(238)	(991)

Income from continuing operations before income tax provision	4,344	2,270	12,822	4,492
Income tax provision	524	—	2,647	—

Income from continuing operations	3,820	2,270	10,175	4,492
Discontinued operations related to Savvi business:
Loss from discontinued operations	—	—	—	(4,679)

Net income (loss)	$3,820	$2,270	$10,175	$(187)

Income per share from continuing operations:
Basic	$0.20	$0.13	$0.54	$0.25

Diluted	$0.20	$0.12	$0.52	$0.25

Net income (loss) per share:
Basic	$0.20	$0.13	$0.54	$(0.01)

Diluted	$0.20	$0.12	$0.52	$(0.01)

Weighted average shares outstanding:
Basic	19,032	17,956	18,784	17,804

Diluted	19,532	18,683	19,499	18,214

(a)	Includes $101 of stock compensation expense for the three months ended September 30, 2004 and no stock compensation expense for the three months ended September 30, 2003. Includes $182 of stock compensation expense for the nine months ended September 30, 2004 and no stock compensation expense for the nine months ended September 30, 2003.

(b)	Includes $92 of stock compensation expense for the three months ended September 30, 2004 and no stock compensation expense for the three months ended September 30, 2003. Includes $343 of stock compensation expense for the nine months ended September 30, 2004 and no stock compensation expense for the nine months ended September 30, 2003.

(c)	Includes $62 of stock compensation expense for the three months ended September 30, 2004 and no stock compensation expense for the three months ended September 30, 2003. Includes $263 of stock compensation expense for the nine months ended September 30, 2004 and no stock compensation expense for the nine months ended September 30, 2003.